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                                                             EXHIBIT 24.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Casey's General Stores, Inc.:



We consent to incorporation by reference in the Registration Statements (No. 33-19179 and 33-42907) on Form S-8 of Casey's General Stores, Inc. of our report dated June 17, 1997, relating to the consolidated balance sheets of Casey's General Stores, Inc. and subsidiaries as of April 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1997, which report appears in or is incorporated by reference in the April 30, 1997 Annual Report on Form 10-K of Casey's General Stores, Inc.



                                                KPMG Peat Marwick LLP


Des Moines, Iowa
July 28, 1997